EXHIBIT 10.21

CCI GROUP, INC.

ARTICLES OF AMENDMENT

FOR

CERTIFICATE OF DESIGNATIONS

OF SERIES B PREFERRED STOCK

Pursuant to §16-10a-1006 and §16-10a-602 of the Utah Business Corporations Act (“UBCA”), the individual named below causes this Articles Of Amendment For Certificate Of Designations Of Preferred Stock to be delivered to the Utah Division of Corporations for filing, and states as follows:

1.

The name of the Corporation is CCI GROUP, INC.

2.

The Board of Directors of the Corporation on October 11, 2005 adopted the following resolution and make the following amendments to the Articles of Incorporation of the Corporation:

RESOLVED, that, pursuant to the authority vested in the Board of Directors of CCI Group, Inc. ("Corporation") by its Amended and Restated Articles of Incorporation of the Corporation filed with the Secretary of State of Utah on August 24, 2004 and the provisions of the UBCA, the Board of Directors by unanimous resolution does hereby designate the terms, and authorize and provide for the issuance of the "Series B Non-Voting, Convertible Preferred Stock-Stated Value of $25.00 Per Share”, consisting initially of 1,000,000 shares, having the voting powers, preferences and relative participating rights, and the qualifications, limitations or restrictions that are set forth as follows:

Section I.

Designation and Amount.

There is hereby authorized to be issued out of the authorized and unissued shares of preferred stock of the Corporation a class of preferred stock designated as the "Series B Non-Voting, Convertible Preferred Stock-Stated Value of $25.00 Per Share” ("Series B Preferred Stock") and the number of shares constituting such class shall be 400,000. Such amount may be increased or decreased by the resolution of the Board of Directors, provided that no decrease shall reduce the number of shares of the Series B Preferred Stock to less than the number of shares then issued and outstanding, fully diluted.

Section II.

Rank.

The Series B Preferred Stock, in respect of dividends and distributions upon the liquidation, winding-up, and dissolution of the Corporation, shall rank senior to all classes of Common Stock, and each other class of Capital Stock or series of Preferred Stock hereafter created that does not expressly provide that it ranks senior to, or on a parity with, the Series B Preferred Stock as to dividends and distributions upon the liquidation, winding-up, and dissolution of the Corporation ("Junior Stock"). The Series B Preferred Stock shall, in respect of dividends and distributions upon the liquidation, winding-up, and dissolution of the Corporation, rank on a parity with any class of Capital Stock or series of Preferred Stock hereafter created that expressly provides that it ranks on a parity with the Series B Preferred Stock as to dividends and distributions upon the liquidation, winding-up, and dissolution of the Corporation ("Parity Stock"); provided, however, that any such Parity Stock that was not approved in writing by the majority of the Holders shall be deemed to be Junior Stock and not Parity Stock. Notwithstanding anything contained herein to the contrary, the Series B Preferred Stock shall, in respect of dividends, redemption, and distributions upon the liquidation, winding-up, and dissolution of the Corporation, rank junior to the Company’s Series A Preferred Stock, and each other class of Capital Stock or series of Preferred Stock hereafter created that has been approved in writing by the majority of the Holders and that expressly provides that it ranks senior to the Series B Preferred Stock as to dividends or distributions upon the liquidation, winding-up, and dissolution of the Corporation ("Senior Stock").

Section III.

Dividends.

() Subject to the prior and superior rights of holders of outstanding shares of Senior Stock, beginning on the Issue Date, the Holders of the outstanding shares of Series B Preferred Stock being issued on such Issue Date shall be entitled to receive, when, as, and if declared by the Board of Directors, out of funds legally available therefor, dividends on the stated value of each share of Series B Preferred Stock at the rate of 5% of the Stated Value per annum (the "Dividend Rate"). Dividends are payable on the Dividend Payment Date. Dividends shall accrue at the Dividend Rate, and shall be cumulative, whether or not earned or declared, however, shall not compound. Dividends shall be payable in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date after the applicable Issue Date. Each dividend shall be payable to Holders of record as they appear on the stock books of the Corporation on the Dividend Record Date immediately preceding the related Dividend Payment Date.

() All dividends paid in respect of shares of the Series B Preferred Stock pursuant to this Section III shall be paid pro rata to the Holders entitled thereto.

(iii) No full dividends shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Series B Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid in full, or declared and, if payable in cash, a sum in cash set apart sufficient for such payment on the Senior Stock for all dividend periods terminating on or prior to the date of payment of such full dividends on the Series B Preferred Stock

() No full dividends shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Parity Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid in full, or declared and, if payable in cash, a sum in cash set apart sufficient for such payment on the Series B Preferred Stock for all dividend periods terminating on or prior to the date of payment of such full dividends on such Parity Stock.  If any dividends are not so paid, all dividends declared upon shares of the Series B Preferred Stock and any Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Series B Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such Parity Stock bear to each other.

()

() Holders of shares of the Series B Preferred Stock shall be entitled to receive the dividends provided for in paragraph (i) hereof in preference to and in priority over any dividends upon any Junior Stock.

() So long as any share of the Series B Preferred Stock is outstanding, the Corporation shall not declare, pay, or set apart for payment any dividend on any of the Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption, conversion, or other retirement of, any Junior Stock or any warrants, rights, calls, or options exercisable for or convertible into any Junior Stock whether in cash, obligations, or shares of the Corporation or other property (other than dividends paid in Junior Stock to the holders of Junior Stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Stock or any such warrants, rights, calls, or options, unless full cumulative dividends determined in accordance herewith on the Series B Preferred Stock have been paid in full.

() So long as any share of the Series B Preferred Stock is outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption, conversion, or other retirement of, any of the Parity Stock or any warrants, rights, calls, or options exercisable for or convertible into any of the Parity Stock, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Parity Stock or any such warrants, rights, calls, or options, unless full cumulative dividends determined in accordance herewith on the Series B Preferred Stock have been paid in full.

() Dividends payable on the Series B Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

Section IV.

Liquidation Preference.

() Subject to the prior rights of holders of outstanding Senior Stock, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, the Holders of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the Liquidation Preference for each share of the Series B Preferred Stock held by such Holder, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution, or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution, or winding up) before any payment shall be made or any assets distributed to the holders of any of the Junior Stock including, without limitation, the Common Stock. Except as provided in the preceding sentence, Holders of Series B Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Series B Preferred Stock and all Parity Stock, then the holders of all such shares shall share equally and ratably in such distribution of assets in proportion to the full Liquidation Preference, including, without duplication, all accrued and unpaid dividends to which each is entitled.

() For the purposes of this Section IV, neither the sale, conveyance, exchange, or transfer (for cash, shares of stock, securities, or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution, or winding up of the affairs of the Corporation.

Section V.

Voting Rights.

Holders of Series B Preferred Stock shall not be entitled to any voting rights on any matter presented to the shareholders of the Corporation for shareholder vote.

Section VI.

Conversion To Common Stock.

(i) Conversion Privileges. The Series B Preferred Stock shall be convertible into Common Stock as hereinafter provided in this Section VI. The conversion price for any conversion hereunder shall be Fifty Cents ($0.50) (“Conversion Price”); however, the Conversion Price shall be subject to adjustment from time to time as provided in sub-paragraph (v) below. Upon conversion of the Series B Preferred Stock by the Holder or the Corporation as provided herein, the Holder shall receive for each share of the Series B Preferred Stock then converted the number of shares of Common Stock which results from dividing (x) the Stated Value by (y) the Conversion Price. By way of example, using the Stated Value of $25.00 and assuming a Conversion Price of $0.50, a Holder will receive fifty (50) shares of Common Stock for each share of Series B Preferred Stock then converted.

(ii) Conversion by Holder.   At the option of the Holder, the Series B Preferred Stock may be converted, in whole shares only, at any time after the Issue Date, on the terms and conditions set forth in this sub-paragraph (ii), into the number of fully paid and non-assessable shares of Common Stock provided in sub-paragraph (i) above. In order to convert the Series B Preferred Stock, the Holder of Series B Preferred Stock shall deliver to the Corporation (A) written notice stating that such Holder elects to convert such share or shares and stating the name and addresses in which each certificate for shares of Common Stock issued upon such conversion is to be issued and (B) the certificate or certificates representing such shares of Series B Preferred Stock then converted duly endorsed in favor of the Corporation or in blank (or otherwise in proper form for transfer, as determined by the Corporation). Conversion shall be deemed to have occurred at the close of business on the date when such notice and accompanying stock certificates(s) is received  by the Corporation (“Holder Conversion Date”). On each Holder Conversion Date, (A) the Holder of shares of Series B Preferred Stock subject to such conversion shall be deemed to be the Holder of record of the number of shares of Common Stock issuable upon such conversion at such time as provided in sub-paragraph (i) above, shall no longer be deemed to be a Holder of the Series B Preferred Stock, and shall no longer be entitled to any rights to such converted Series B Preferred Stock, including any Dividends, and (B) the shares of the Series B Preferred Stock then converted shall be retired and no longer be issued and outstanding securities of the Corporation.

(iii) Conversion by Corporation.

(A)  At the option of the Corporation, the Series B Preferred Stock may be converted, in whole shares only, at any time after the first anniversary date of the Issue Date on the terms and conditions set forth in this sub-paragraph (iii) into the number of fully paid and non-assessable shares of Common Stock provided in sub-paragraph (i) above, provided that, the average closing price of the Corporation’s common stock as quoted on any regulated securities market, electronic bulletin board, or "pink sheet" market during any ten (10) consecutive trading day period (after the first anniversary date) is greater than $1.00 per share (“Corporation Conversion Conditions”). The Corporation’s conversion election, as same may occur from time to time, must occur within thirty (30) days from the last day (of such 10 consecutive day period) in which the Corporation Closing Conditions have been met. The failure of the Corporation to exercise its conversion right shall not preclude the Corporation from exercising its conversion rights in the future from time to time, provided that, the Corporation Conversion Conditions have been met. On the date in which the Corporation has elected to convert the Series B Preferred Shares (“Corporation Conversion Date”) in accordance with the above conditions, (A) the Holder of shares of Series B Preferred Stock subject to such conversion, shall be deemed to be the Holder of record of the number of shares of Common Stock issuable upon such conversion at such time as provided in sub-paragraph (i) above, shall no longer be deemed to be a Holder of the Series B Preferred Stock, and shall no longer be entitled to any rights to such converted Series B Preferred Stock, including any Dividends, and (B) the shares of the Series B Preferred Stock then converted shall be retired and no longer be issued and outstanding securities of the Corporation. Within ten (10) days following the Corporation Conversion Date, the Corporation will provide written notice to the Holders of such conversion (“Corporation Conversion Notice”). The written notice shall be given by the Corporation via first class mail, postage prepaid, to each Holder of record on the Corporation Conversion Date at such Holder's address as the same appears on the stock books of the Corporation; provided, however, that the failure of any Holder to receive such notice shall not affect the validity of the conversion of any shares of Series B Preferred Stock.  The conversion notice shall state:

(w) the number of shares of the Series B Preferred Stock converted applicable for each Holder, and the total number of shares of the Series B Preferred Stock then converted and the total amount then outstanding after giving effect to such conversion; (x) the Corporation Conversion Date; (y) that the Holder is to surrender to the Corporation, at the place or places where certificates for shares of Series B Preferred Stock are to be surrendered for conversion, such certificate(s) representing the shares of Series B Preferred Stock to be converted; and (z) that dividends on the shares of the Series B Preferred Stock to be converted shall cease to accumulate on such Corporation Conversion Date.

() Upon receipt of the Corporation Conversion Notice, each such Holder of Series B Preferred Stock shall surrender the certificate or certificates representing such shares of Series B Preferred Stock then converted to the Corporation, duly endorsed in favor of the Corporation or in blank (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Corporation Conversion Notice.

(C)  In the event of the Corporation converts only a portion of the then outstanding shares of the Series B Preferred Stock, the Corporation shall effect such conversion pro rata according to the number of shares held by each Holder of the Series B Preferred Stock.

(iv) Other Conversion Matters.

(A) No fractional shares of Common Stock shall be issued upon any conversion. If upon any conversion of the Series B Preferred Stock, fractional shares of Common Stock results, such fraction shall be rounded up or down to the nearest whole share (with a fraction of one-half or higher rounded up).

(B) Upon any conversion, the Holder shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders an amount in cash equal to without duplication, an amount in cash equal to accumulated and unpaid dividends per share (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the Corporation Conversion Date or Holder Conversion Date, as applicable). As promptly as practicable on or after any Corporation Conversion Date or Holder Conversion Date, as applicable, the Corporation shall (y) issue and deliver a certificate or certificates representing the number of shares of Common Stock issuable upon such conversion, to such Holders entitled to receive same, and (z) if applicable, pay in cash to each Holder the dividends provided in immediately preceding sentence, in each case provided that the applicable Holder surrenders to the Corporation the certificate or certificates representing such shares of Series B Preferred Stock then converted as provided above, or the Corporation waives or substitutes such conditions. Upon any conversion, in the event that less than all of the shares represented by any such certificate surrendered to the Corporation are converted, a new certificate shall be issued representing the shares not then converted.

(v) Antidilution Provisions.  In the event that, by reason of any merger, consolidation, combination, liquidation, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or other like change in capital structure of the Corporation, the Common Stock is substituted, combined, or changed into, any cash, property, or other securities, or the shares of Common Stock are changed into a greater or lesser number of shares of Common Stock (each, an "Adjustment Event"), the Conversion Price shall be appropriately and equitably adjusted by the Corporation so that the Holder of shares of Series B Preferred Stock thereafter converted may receive the number and kind of shares of capital stock of the Corporation which such Holder would have owned immediately following such action if such Holder had converted such Holder’s shares of Series B Preferred Stock immediately before the occurrence of such Adjustment Event.

Section VII. Voluntary Redemption.

() Redemption by Corporation.

()  The Corporation may, at the option of the Board of Directors, upon thirty (30) days' prior written notice to the Holders, redeem at any time, subject to contractual and other restrictions in respect thereof and from any source of funds legally available therefor, in the manner provided in sub-paragraph (ii) hereof, any or all of the shares of the Series B Preferred Stock, by paying the Redemption Price per share (expressed as percentages of the per share Stated Value) plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date).

()  In the event of a redemption is made of only a portion of the then outstanding shares of the Series B Preferred Stock, the Corporation shall effect such redemption pro rata according to the number of shares held by each Holder of the Series B Preferred Stock.

(C) Notwithstanding anything contained herein to the contrary, the Company shall not redeem the Series B Preferred Stock if shares of the Company’s Series A Preferred Stock remain outstanding, unless he holders of such shares have waived their prior rights of redemption.

(ii) Procedures for Redemption.

(A) No less than thirty (30) days prior to the date fixed or anticipated for any redemption of the Series B Preferred Stock, written notice (the "Redemption Notice") shall be given by the Corporation via first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Series B Preferred Stock at such Holder's address as the same appears on the stock books of the Corporation; provided, however, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series B Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give such notice or except as to the Holder or Holders whose notice was defective.  Any such notice shall be irrevocable.  The Redemption Notice shall state:

(w) whether all or less than all the outstanding shares of the Series B Preferred Stock redeemable are to be redeemed and the total number of shares of the Series B Preferred Stock being redeemed; (x) the date fixed for redemption; (y) that the Holder is to surrender to the Corporation, at the place or places where certificates for shares of Series B Preferred Stock are to be surrendered for redemption, in the manner and for the Redemption Price, such certificate or certificates representing the shares of Series B Preferred Stock to be redeemed; and (z) that dividends on the shares of the Series B Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the applicable redemption price.

() Each Holder of Series B Preferred Stock shall surrender the certificate or certificates representing such shares of Series B Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the Redemption Price for such shares shall be payable in cash to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.  In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

() On and after the Redemption Date, unless the Corporation defaults in the payment in full of the Redemption Price, dividends on the Series B Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate in respect thereof on the Redemption Date, other than the right to receive the Redemption Price without interest.

Section VII. Definitions.

As used in herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

"Capital Stock" means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of the Corporation.

"Common Stock" means any and all shares of the Corporation’s no par value common stock.

“Conversion Price” has the meaning ascribed to such term in Section VI hereof.

"Corporation" means CCI Group, Inc., a Utah corporation, and its successors.

"Dividend Payment Date" means the first day of each September and February, commencing with February 1, 2006, except that if any such date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday.

"Dividend Rate" has the meaning ascribed to such term in Section III(i) hereof.

"Dividend Record Date" means 15th day of the month preceding the Dividend Payment Date.

"Series A Preferred Stock" means a class of preferred stock of the Company designated as the "Series A Non-Voting, Convertible Preferred Stock-Stated Value of $25.00 Per Share,” the rights, privileges and preferences of which are set forth in the that certain Certificate of Amendment for Certificate of Designations of the Corporation dated August 15, 2005 and filed with the Secretary of State of Utah on August 16, 2005, together with any amendments or alterations thereto, irrespective if when such shares are issued by the Company.

"Series B Preferred Stock" has the meaning ascribed to it in Section I hereof.

"Holder" means a holder of a share or shares of Series B Preferred Stock as reflected in the stock books of the Corporation.

"Issue Date" means the date of original issuance of the applicable shares of Series B Preferred Stock.

"Junior Stock" has the meaning ascribed to it in Section II hereof.

"Liquidation Preference" means the stated value of $25.00 per share of the Series B Preferred Stock.

"Parity Stock" has the meaning ascribed to it in Section II hereof.

"Preferred Stock" means any Capital Stock of the Corporation that has preferential rights over any other Capital Stock of the Corporation in respect of dividends, conversions, or redemptions or upon liquidation.

“Redemption Price” shall mean 106% of the Stated Value per share.

"Senior Stock" has the meaning ascribed to it in Section II hereof.

IN WITNESS WHEREOF, CCI GROUP, INC. has caused its duly authorized officer to execute these Articles of Amendment pursuant resolution of the Board of Directors on this the 11th day of October 2005.

CCI Group, Inc.

/s/ Fred W. Jackson, Jr.

Fred W. Jackson, Jr.

President